Exhibit 99.1

Contact:

                                Wilson W. Cheung

                                Chief Financial Officer

                                (510) 683-5900

AXT, Inc. Announces Workforce Reduction at Beijing Manufacturing Facility

Estimates $0.1 Million Restructuring Charge in the First Quarter

FREMONT, Calif. — March 14, 2005 — AXT, Inc. (Nasdaq: AXTI), today announced that on March 11, 2005, it is reducing the workforce at its Beijing, China manufacturing facility by approximately 100 positions or approximately 15 percent.  This measure is being taken as part of the company’s previously announced and ongoing effort to reduce its cost structure and bring capacity in line with current market demand.  The company will record a restructuring charge of approximately $0.1 million in the first quarter related to the reduction in force, which it will complete in March 2005.  On an annual basis, the company anticipates payroll and related expense savings of approximately $0.3 million.

About AXT, Inc.

AXT is a leading producer of high-performance compound semiconductor substrates for the fiber optics and communications industries. The company’s proprietary Vertical Gradient freeze (VGF) crystal growth technology produces low-defect, semi-insulating and semi-conducting gallium arsenide, indium phosphide and germanium wafers. For more information, see AXT’s website at http://www.axt.com . The company can also be reached at 4281 Technology Drive, Fremont, California 94538 or by calling (510) 683-5900. AXT is traded on the Nasdaq National Market under the symbol AXTI.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements related to the planned reduction of staff at the Company’s Beijing, China facilities and to restructuring charges related to this shutdown. Such forward-looking statements are based upon specific assumptions subject to uncertainties and factors relating to the Company’s operations and business environment, which could cause actual results of the Company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion, including any adjustments that may be required in the estimated restructuring charges, the effect of foreign currency fluctuation, as well as  other factors as set forth in the Company’s Form 10-K and other filings made with the Securities and Exchange Commission, all of which are difficult to predict and some of which are beyond the Company’s control. The Company does not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

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